Exhibit 99.1

JoS. A. Bank Clothiers Will Earn at Least 49% More Than Last Year; Raises Earnings Guidance Again to at Least $2.20 Per Share

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Feb. 5, 2004--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market:JOSB) announces it has increased its earnings guidance for the fiscal year ended January 31, 2004 (FY2003). After reporting better-than-expected sales for the fiscal month of January earlier today, the Company now expects to report minimum net income of approximately $16.3 million for FY2003, which would represent an increase of at least 49% when compared with the reported net income of $10.9 million in FY2002. In addition, the Company expects earnings per share of at least $2.20 for FY2003 compared with the reported earnings per share of $1.55 in FY2002.
    "Our strategy of high quality, superior service, product innovation and a commitment to being in-stock on basic merchandise continues to be on target," said Robert N. Wildrick, Chief Executive Officer of JoS. A. Bank Clothiers, Inc. "Our brand has become increasingly accepted as the leading quality-status menswear brand by our existing and new customers across the nation through both our stores and our direct sales channel (catalog and internet). We have 210 stores in 35 states and will continue to open approximately one store a week as we did last year."
    "Based upon stronger than expected sales and gross profit margins in January, we are again raising our earnings guidance for FY2003 to at least $2.20 per share," continued Mr. Wildrick. "This compares with our previous guidance of $2.04 per share and reported earnings per share of $1.55 in FY2002."
    All per share amounts noted above represent diluted earnings per share and are based on the number of shares outstanding before the impact of a 50% stock dividend that was announced on January 14, 2004 and is to be distributed to shareholders on February 18, 2004.
    The Company will report its fourth quarter and FY2003 earnings on March 29, 2004. A conference call to discuss the earnings press release will be held on Monday, March 29, 2004 at 11:00 a.m. Eastern Time (EST). To participate in the call on March 29, 2004 please dial 888-428-4479 at least five minutes before 11:00 a.m. EST. A replay of the conference call will be available until April 6, 2004 at 11:59 p.m. EST by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 719729.
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 210 stores in 35 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead
             David E. Ullman, EVP/CFO, 410-239-5715
                 or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA, 800-377-9893
             info@rjfalkner.com
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com